As filed with the Securities and Exchange Commission on June 8, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
__________

HORIZON OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		76-0487309 (I.R.S. Employer Identification No.)
2500 CityWest Boulevard, Suite 2200 Houston, Texas 77042 (address, including zip code, of Registrant's principal executive offices)

Stock Incentive Plan of Horizon Offshore, Inc.
(Full title of the plan)

__________

Copy to:
David W. Sharp	William B. Masters
Chief Financial Officer	Jones, Walker, Waechter, Poitevent,
Horizon Offshore, Inc.	Carrere & Denegre, L.L.P.
2500 CityWest Boulevard, Suite 2200	201 St. Charles Avenue
Houston, Texas 77042	New Orleans, Louisiana 70170-5100
(713) 361-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($1.00 par value per share).. Total Common Stock ..........

75,000 shares
571,000 shares
25,000 shares
1,500 shares
15,000 shares
2,500 shares
103,000 shares
20,000 shares
30,000 shares
11,500 shares
15,000 shares
25,000 shares
30,492 shares
325,008 shares

1,250,000 shares

		$ 19.25 (2) 18.00 (2) 21.09 (2) 20.90 (2) 23.28 (2) 22.75 (2) 18.94 (2) 19.25 (2) 15.88 (2) 12.43 (2) 10.06 (2) 8.69 (2) 6.44 (2) 18.11 (3)	$ 1,443,750 10,278,000 527,250 31,350 349,200 56,875 1,950,820 385,000 476,400 142,945 150,900 217,250 196,369 5,885,895 $22,092,004	$ 360.94 2,569.50 131.81 7.84 7.30 14.22 487.71 96.25 119.10 35.74 37.73 54.31 49.09 1,471.47 $5,523.01
(1)

A total of 1,900,000 shares issuable through the Stock Incentive Plan of Horizon Offshore, Inc. were previously registered on Form S-8, Registration No. 333-60263. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the price at which outstanding options may be exercised.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on June 6, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

        The following documents, which have been filed by Horizon Offshore, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

        (a)         The Company's annual report on Form 10-K for the year ended December 31, 2000;

        (b)         The Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001;

        (c)         The Company's current reports on Form 8-K filed with the Commission on January 31, 2001, February 1, 2001, February 16, 2001, March 8, 2001 and April 27, 2001; and

        (d)         The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of capital stock provided under the heading "Description of Capital Stock" of the Company's Registration Statement on Form S-1 (Registration No. 333-43965), originally filed with the Commission on January 9, 1998.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.         Description of Securities.

        Not applicable.

Item 5.         Interests of Named Experts and Counsel.

        Not applicable.

Item 6.         Indemnification of Directors and Officers.

        The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

        The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

        In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 7.         Exemption From Registration Claimed.

        Not applicable.

Item 8.         Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
23.1	Consent of Arthur Andersen LLP
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

Item 9.         Undertakings.

        (a)         The undersigned registrant hereby undertakes:

                (1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 5, 2001.

HORIZON OFFSHORE, INC.
By: /s/ DAVID W. SHARP
David W. Sharp
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of James Devine, David W. Sharp and Bill J. Lam, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ JAMES DEVINE James Devine	Chairman of the Board	June 5, 2001

/s/ BILL J. LAM Bill J. Lam	President, Chief Executive Office and Director (Principal Executive Officer)	June 5, 2001

/s/ DAVID W. SHARP David W. Sharp	Chief Financial Officer (Principal Financial and Accounting Officer)	June 5, 2001

/s/ JONATHAN D. POLLOCK Jonathan D. Pollock	Director	June 5, 2001

/s/ EDWARD L. MOSES, JR. Edward L. Moses, Jr.	Director	June 5, 2001

/s/ MICHAEL R. LATINA Michael R. Latina	Director	June 5, 2001

/s/ DEREK LEACH Derek Leach	Director	June 5, 2001